Exhibit 5.1

[COOLEY GODWARD LLP LETTERHEAD]

July 12, 2005

Solexa, Inc.
25861 Industrial Boulevard
Hayward, CA 94545

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Solexa, Inc. (formerly Lynx Therapeutics, Inc., the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 1,000,000 shares (the “SOP Shares”) of the Company’s Common Stock, $.01 par value per share (“Common Stock”), pursuant to the Company’s 1992 Stock Option Plan (the “Stock Plan”), and (ii) 803,139 shares of Common Stock (the “Solexa Plan Shares” and together with the SOP Shares, the “Shares”) in connection with the assumption by the Company of options issued under the Solexa Share Option Plan for Consultants (the “Consultant Plan”), the Solexa Unapproved Company Share Option Plan (the “Unapproved Plan”), and the Solexa Limited Enterprise Management Incentive Plan (the “EMI Plan” and together with the Stock Plan, Consultant Plan, and Unapproved Plan, the “Plans”), pursuant to that certain Acquisition Agreement, dated as of September 28, 2004, by and between Solexa Limited and the Company (the “Agreement”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Solexa, Inc.
Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement and the related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ James C. Kitch

James C. Kitch